Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES THIRD QUARTER 2018 UNAUDITED CONSOLIDATED FINANCIAL RESULTS

November 13, 2018 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its financial results for the third quarter of 2018.

Third Quarter 2018 Summary

•	Revenue of $15.0 million, compared to $22.5 million in Q3 2017
•	Gross (loss) profit of $(4.0) million, or (26.9)% of revenues, compared to $1.5 million, or 6.6% of revenues, in Q3 2017
•	Adjusted gross (loss) profit, a non-GAAP measure, of $(1.1) million, or (7.2)% of revenues, compared to $4.3 million, or 19.1% of revenues, in Q3 2017
•	Net loss attributable to SAExploration of $25.3 million, compared to $13.8 million in Q3 2017
•	Adjusted EBITDA, a non-GAAP measure, of $(8.9) million, compared to $(1.2) million in Q3 2017
•	Contracted backlog of $173.2 million through 2019 and $383.7 million of bids outstanding as of September 30, 2018
•	Acquired substantially all of the assets of Geokinetics in a transformative and accretive transaction for $21.7 million, including transaction advisory fees and other acquisition costs
•

Recapitalized balance sheet and improved liquidity through series of transactions, including upsizing credit facility to $30.0 million, repaying $1.9 million of stub notes, and converting 8% Series A preferred stock into common stock and warrants

•

Further simplified capital structure and reduced interest expense through a private placement of $60.0 million 6% convertible notes due 2023 with proceeds used to repay certain existing credit facilities and provide working capital

Jeff Hastings, Chairman and CEO of SAE, commented, “As expected, activity in many of our markets remained historically low during the third quarter, due to the continued and sustained lack of exploration spending. However, despite the first nine months of 2018 being one of the most challenging periods in our history, I am encouraged by the effort put into formulating and executing the necessary changes to realign SAE’s business model and financial structure for long-term success. Beginning in January and ending in September, we initiated and completed a comprehensive strategy to further reduce our overall leverage and interest expense, enhance our liquidity, and effect much needed consolidation in a fragmented industry by opportunistically acquiring accretive assets. Even though we would always prefer to be busier at the field level, I believe these strategic initiatives could prove to be well timed if exploration spending increases, particularly given how soon we could deploy and benefit from our expanded and upgraded equipment profile.”

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Mr. Hastings continued, “Looking forward, we are beginning to see some positive momentum with customers evaluating and approving new projects. As evidenced by our improved backlog, we currently expect to see higher than normal activity in the fourth quarter, which historically, has been a seasonally weak period for SAE. Most of this activity will result from active contracts in the Lower 48, as well as from the start of our recently-announced ocean-bottom marine project in Asia. As our customers continue to formulate their plans for 2019, we think it is possible that we could see some improvement in exploration spending return to a market driven almost exclusively by production-related spending. In particular, the ocean-bottom marine market appears to be the most active, with a large number of opportunities competing for limited available capacity in the nodal market. While the ocean-bottom marine market remains a relatively new market for SAE, we expect the overall healthy economic conditions to benefit our ability to compete and secure additional projects.”

Mr. Hastings concluded, “During the fourth quarter, we plan to continue the integration of the Geokinetics asset acquisition, which we expect will involve cost reductions and asset sales as we trim down to keep an efficient and productive equipment fleet without redundancies. We also continue to maintain our core focus on maximizing potential cash flow from ongoing and new projects. While we cannot control exploration spending, nor predict when growth may return, we are executing on a plan to put SAE in the best possible position to not only be sustainable in the current market environment, but to prosper in any broader recovery. We believe the strategic steps we have taken with the asset acquisition and the related capital structure transactions, along with the continued support of our employees and key stakeholders, will enable us to achieve our goal of leveraging SAE’s outstanding operational history to become a market leader in seismic data acquisition and processing services worldwide.”

Third Quarter 2018 Results

SAE reported revenues of $15.0 million for the third quarter of 2018, an 11.1% decrease from the second quarter of 2018 and a 33.2% decrease from the third quarter of 2017.  The decrease from the second quarter of 2018 was due to fewer projects in Colombia offset by an increase in projects in North America. The decrease from the third quarter of 2017 was due to more projects in North America offset by fewer projects in Colombia.

SAE reported adjusted gross (loss) profit of $(1.1) million for the third quarter of 2018 compared to adjusted gross (loss) profit of $(2.8) million for the second quarter of 2018 and adjusted gross (loss) profit of $4.3 million for the third quarter of 2017.  Adjusted EBITDA was $(8.9) million for the third quarter of 2018 compared to $(7.6) million for the second quarter of 2018 and $(1.2) million for the third quarter of 2017.  Both adjusted gross loss and adjusted EBITDA in the third quarter of 2018 were negatively impacted by less favorable pricing when taking into account the fixed costs involved in our projects.  Adjusted gross (loss) profit and adjusted EBITDA are non–GAAP financial measures and are described in the attached tables under “Non–GAAP Measures.”

For the third quarter of 2018, SAE reported a net loss of $25.3 million, or $27.80 basic and diluted loss per share, compared to a net loss of $33.3 million, or $44.90 basic and diluted loss per share for the second quarter of 2018.  For the third quarter of 2017, SAE reported a net loss of $13.8 million, or $29.30 basic and diluted loss per share.

As of September 30, 2018, cash and cash equivalents totaled $20.3 million, working capital was $14.1 million, total debt at face value, excluding net unamortized premiums or discounts, was $111.0 million, and total stockholders’ equity was $37.6 million.

Capital expenditures for the third quarter of 2018 were $0.3 million compared to $0.1 million in the third quarter of 2017. The low level of capital expenditures in both periods was primarily due to the continuation of unfavorable conditions in the oil and natural gas industry.

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As of September 30, 2018, SAE’s backlog was $173.2 million and bids outstanding totaled $383.7 million. Please note, however, this backlog includes the recently contracted $100.0 million ocean-bottom marine project award, of which approximately 70% of the revenues are expected to be third-party pass-through revenues at cost. Approximately 98% of the backlog is comprised of data acquisition projects and the remainder is comprised of data processing projects. Additionally, approximately 41% of the data acquisition projects are located in North America, split primarily between Alaska and the Lower 48, with the balance attributable to projects in Asia. SAE currently expects to complete approximately 31% of the projects in its backlog as of September 30, 2018 during the fourth quarter of 2018, with the remainder scheduled to be performed during 2019.  The estimations of realization from SAE’s backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.

Investor Conference Call

SAE will host a conference call on Tuesday, November 13, 2018 at 10:00 a.m. Eastern Time to discuss its unaudited consolidated financial results for the third quarter ended September 30, 2018. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (toll). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.

To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.

About SAExploration Holdings, Inc.

SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Australia and Singapore. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward–Looking Statements

This press release contains certain "forward–looking statements" within the meaning of the U.S. federal securities laws with respect to SAE.  These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions.  These forward–looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events.  These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release.  Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary

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Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission.  Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenue from services	$15,003	$22,452	$69,009	$122,180
Cost of services	16,085	18,172	61,800	87,575
Depreciation and amortization expense	2,951	2,809	7,667	9,007
Gross (loss) profit	(4,033)	1,471	(458)	25,598

Selling, general and administrative expenses	14,858	6,005	46,998	18,880

Operating (loss) income	(18,891)	(4,534)	(47,456)	6,718

Other (expense) income, net:
Interest expense, net	(4,738)	(7,496)	(10,225)	(24,415)
Costs incurred on debt restructuring	–	(208)	–	(208)
Foreign exchange (loss) gain, net	(331)	341	(2,510)	(695)
Other income (expense), net	27	2	181	(83)
Total other expense, net	(5,042)	(7,361)	(12,554)	(25,401)

Loss before income taxes	(23,933)	(11,895)	(60,010)	(18,683)

Income taxes	1,364	1,950	107	4,175

Net loss	(25,297)	(13,845)	(60,117)	(22,858)

Less: net income (loss) attributable to noncontrolling interest	10	(75)	904	1,972

Net loss attributable to SAExploration	$(25,307)	$(13,770)	$(61,021)	$(24,830)

Basic and diluted loss per common share	$(27.80)	$(29.30)	$(141.82)	$(52.94)

Weighted average common shares outstanding (basic and diluted)	1,120	470	804	469

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares)

	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$20,341	$3,613
Restricted cash	–	41
Accounts receivable, net	19,165	6,105
Deferred costs on contracts	448	2,107
Prepaid expenses and other current assets	3,164	6,395
Total current assets	43,118	18,261

Property and equipment, net of accumulated depreciation of $79,336 and $72,649, respectively	38,080	32,946
Goodwill	1,782	1,832
Intangible assets, net of accumulated amortization of $807 and $732, respectively	4,182	671
Long–term accounts receivable, net	59,117	78,102
Deferred income taxes	4,914	4,592
Other assets	3,242	5,534
Total assets	$154,435	$141,938

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,594	$4,551
Accrued liabilities	6,891	6,311
Income and other taxes payable	5,581	7,887
Current portion of long–term debt	6,954	995
Deferred revenue	2,043	1,477
Total current liabilities	29,063	21,221

Long–term debt, net	87,349	120,298
Other long–term liabilities	381	608

Commitments and contingencies

Stockholders’ equity:
Common stock, 1,747,990 and 471,177 shares outstanding, respectively	–	–
Additional paid-in capital	231,644	133,742
Accumulated deficit	(194,033)	(133,306)
Accumulated other comprehensive loss	(3,077)	(5,082)
Treasury stock, at cost, 111,003 and 1,901 shares outstanding, respectively	(1,866)	(113)
Total stockholders’ equity (deficit) attributable to SAExploration	32,668	(4,759)
Noncontrolling interest	4,974	4,570
Total stockholders’ equity (deficit)	37,642	(189)
Total liabilities and stockholders’ equity (deficit)	$154,435	$141,938

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net loss	$(25,297)	$(13,845)	$(60,117)	$(22,858)
Other comprehensive income (loss):
Foreign currency translation adjustment	192	(362)	2,005	(434)
Comprehensive loss	(25,105)	(14,207)	(58,112)	(23,292)
Less: comprehensive income (loss) attributable to noncontrolling interest	10	(75)	904	1,972
Comprehensive loss attributable to SAExploration	$(25,115)	$(14,132)	$(59,016)	$(25,264)

REVENUE FROM SERVICES BY REGION

(In thousands)

(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017

North America	$12,556	83.7%	$2,723	12.1%	$44,995	65.2%	$50,518	41.3%
South America	1,525	10.2%	19,729	87.9%	23,092	33.5%	32,224	26.4%
Southeast Asia	714	4.7%	–	0.0%	714	1.0%	4,266	3.5%
West Africa	–	–%	–	0.0%	–	–%	35,172	28.8%
Other	208	1.4%			208	0.3%
Total	$15,003	100.0%	$22,452	100.0%	$69,009	100.0%	$122,180	100.0%

Non–GAAP Measures

We define Adjusted EBITDA as net loss plus interest expense, income taxes, depreciation and amortization, provision for doubtful accounts, non–cash equity–based compensation, (gain) loss on disposal of property and equipment, foreign exchange loss (gain), (gain) on extinguishment of long-term debt, costs incurred on debt restructuring, and certain non–recurring expenses.  Adjusted Gross (Loss) Profit is defined as gross (loss) profit plus depreciation and amortization expense related to cost of services.

Adjusted EBITDA is used by our management as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period–over–period changes in our operational cash flow performance.

Our management uses Adjusted Gross (Loss) Profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

Adjusted EBITDA and Adjusted Gross (Loss) Profit are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for any other measure of financial performance or liquidity presented in accordance with GAAP. In addition, our calculations of Adjusted EBITDA and Adjusted Gross (Loss) Profit may not be comparable to EBITDA, gross profit or other similarly titled measures utilized by other companies since such other companies may not calculate EBITDA, gross profit or similarly titled measures in the same manner.

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Further, the results presented by Adjusted EBITDA and Adjusted Gross (Loss) Profit cannot be achieved without incurring the costs that the measure excludes.

Reconciliation of Net Loss to Adjusted EBITDA

($ in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net loss	$(25,297)	$(13,845)	$(60,117)	$(22,858)
Interest expense, net	4,738	7,496	10,225	24,415
Income taxes	1,364	1,950	107	4,175
Depreciation and amortization expense (1)	3,092	2,900	7,960	9,300
Provision for doubtful accounts	–	–	19,120	–
Non–cash equity–based compensation	6,473	384	9,114	1,649
(Gain) loss on disposal of property and equipment, net	(130)	12	(315)	(71)
Foreign exchange loss (gain), net (2)	331	(341)	2,510	695
Gain on extinguishment of long–term debt	–	–	(53)	–
Costs incurred on debt restructuring	–	208	–	208
Non–recurring expenses (3)(4)	538	81	974	261
Adjusted EBITDA	$(8,891)	$(1,155)	$(10,475)	$17,774

(1)

Additional depreciation and amortization expense not related to cost of services was $141 and $91 for the three months ended September 30, 2018 and 2017, respectively, and $293 for both the nine months ended September 30, 2018 and 2017

(2)	Includes both realized and unrealized foreign exchange transactions
(3)	In 2018, consists of various non–operating expenses incurred at the corporate location.
(4)	In 2017, consists of severance payments incurred in Peru and Alaska and various non–operating expenses incurred at the corporate location

Reconciliation of Gross (Loss) Profit to Adjusted Gross (Loss) Profit

($ in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Gross (loss) profit as presented	$(4,033)	$1,471	$(458)	$25,598
Depreciation and amortization expense (1)	2,951	2,809	7,667	9,007
Adjusted gross (loss) profit	$(1,082)	$4,280	$7,209	$34,605

(1)	Depreciation and amortization on equipment used in operations

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